Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
Macy’s, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-149578, 333-144901, 333-143398, 333-138317, 333-133080, 333-133078, 333-127941, 333-115714, 333-115712, 333-104207, 333-104205, 333-104204, 333-104017, and 333-22737) on Form S-8 and in the registration statements (Nos. 333-138376 and 333-69682) on Form S-3 of Macy’s, Inc. of our report dated March 28, 2008, with respect to the consolidated balance sheets of Macy’s, Inc. and subsidiaries as of February 2, 2008 and February 3, 2007, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the fiscal years in the three-year period ended February 2, 2008, and the effectiveness of internal control over financial reporting as of February 2, 2008, which report appears in the February 2, 2008 annual report on Form 10-K of Macy’s, Inc.
Our report refers to the adoption of the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” and the measurement date provision of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” in fiscal 2007, and the provisions of Statement of Financial Accounting Standards No. 123R, “Share Based Payment,” and the recognition and related disclosure provisions of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” in fiscal 2006.
/s/ KPMG LLP
Cincinnati, Ohio
March 28, 2008